Exhibit 22.1

List of Subsidiary Guarantors

As of December 31, 2025, the 7.625% Fixed-Rate Resettable Junior Subordinated Notes Due 2053, the 6.375% Senior Notes Due 2033, the 6.000% Fixed-Rate Resettable Junior Subordinated Notes Due 2054, the 5.800% Senior Notes Due 2054, the 4.600% Senior Notes due 2031, and the 5.150% Senior Notes due 2035 issued by Apollo Global Management, Inc. (“AGM”) are guaranteed by the following subsidiaries of AGM:

1.Apollo Asset Management, Inc.
2.Apollo Principal Holdings A, L.P.
3.Apollo Principal Holdings B, L.P.
4.Apollo Principal Holdings C, L.P.
5.AMH Holdings (Delaware), L.P.
6.Apollo Management Holdings, L.P.